UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 30, 2015

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)
(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ICU Medical, Inc. (the “Company”) has announced that George A. Lopez, M.D., a member of the Board of Directors (the “Board”) and employee in our Research and Development Department, has terminated his employment with the Company effective September 30, 2015 (the “Termination Date”). In addition, Dr. Lopez and the Company have entered into a Buy-Out Agreement, dated as of September 30, 2015 (the “Buy-Out Agreement”), pursuant to which the Company will buy out Dr. Lopez’s right to employment under his existing Employment Agreement with the Company, dated October 21, 2013.
The Buy-Out Agreement provides that, subject to Dr. Lopez’s executing and not revoking a general release of claims in favor of the Company, Dr. Lopez will be entitled to, among other things, (1) a cash payment in the aggregate equal to $1,837,500, paid in equal monthly installments until December 31, 2020; (2) continued vesting of any unvested stock options and restricted stock units held by Dr. Lopez as of the Termination Date, subject to continued vesting unless Dr. Lopez is removed from the Board for cause; (3) a lump sum cash payment equal to $700,000 in the event a change in control of the Company occurs on or prior to January 31, 2016; (4) a continuation from his employment agreement of customary non-competition, non-solicitation and non-disparagement provisions; and (5) in Dr. Lopez’s capacity as a member of the Board, administrative type support services extended to Board members. While Dr. Lopez remains a member of the Board, Dr. Lopez has waived any annual retainer or meeting fees or equity payments made to non-employee members of the Board for their Board service.
The foregoing summary of the Buy-Out Agreement is qualified in its entirety by reference to the text of the Buy-Out Agreement attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

99.1	Buy-Out Agreement, dated as of September 30, 2015, between the Company and George A. Lopez.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015

    ICU MEDICAL, INC.

    /s/ SCOTT E. LAMB
    Scott E. Lamb
    Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Buy-Out Agreement, dated as of September 30, 2015, between the Company and George A. Lopez.